NEWS

Contact:

John P. Howlett
Vice Chairman - Corporate Development
Emtec, Inc.
Telephone 973-376-4242
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Acquisition of Luceo, Inc.
Acquisition to Serve as Foundation for Software Services Division

Marlton, NJ, March 25, 2008 - Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that it has acquired through its subsidiary, Emtec Global Services LLC, all of the outstanding stock of Luceo, Inc. headquartered in Naperville, IL. In 2006 Luceo was Ranked #1 from a Growth perspective in "The 2006 News India-Times-VII 100" listing. Siva Natarajan, who will remain as President of Luceo reporting directly to Dinesh Desai, Chairman, CEO, and President of Emtec said, “I’m excited about the opportunities for Luceo to grow as part of a larger enterprise like Emtec.”

Luceo offers a broad range of software consulting services, including ERP software implementation, applications development, systems management, support, database and systems administration. Luceo’s clients span a range of vertical markets including high tech, pharmaceutical, and insurance. Over 70 percent of Luceo’s 86 consultants are engaged in providing support on SAP, JavaJ2EE, and Microsoft. They have deep experience in these and other applications supplemented by strong domain knowledge in various market segments.

“With this acquisition we will begin the development of Emtec Global Services, a division of Emtec focused on software services with a global delivery capability,” said Dinesh Desai, Emtec Chairman, CEO, and President. “This will complement the enterprise infrastructure services provided by our existing Emtec Systems Division, including Emtec Federal.”

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Areas of specific practices include enterprise architecture, data management, data center infrastructure and consulting and integration services.

About Luceo:

Luceo is an IT Services and consulting enterprise offering a wide array of customer-centric solutions. Areas of specific expertise include SAP, Java/J2EE, Microsoft, Database/UNIX, Systems Admin, and Data Warehousing.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.